Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Announces Full Year & Fourth Quarter Results,

First Quarter 2008 Dividend and Stock Repurchase Program

Full Year and Fourth Quarter 2007 Highlights

•

Successful execution of our business strategy resulted in record revenues for the full year and fourth quarter. Total revenues increased 87.0% to $588.9 million for full year 2007 compared to full year 2006. As Adjusted Revenues increased 94.2% to $611.6 million for full year 2007 and 81.0% to $177.1 million for the fourth quarter 2007.

•	Full year and fourth quarter same store As Adjusted Revenues, while down slightly, significantly outperformed the industry.

•

As Adjusted EBITDA rose sharply to $141.0 million for full year 2007, up 105.2% compared to full year 2006, while As Adjusted EBITDA increased 96.5% to $44.2 million in the fourth quarter 2007 over the same period in 2006. Same store As Adjusted EBITDA was up 4.4% in the fourth quarter 2007 compared to the fourth quarter 2006.

•

Levered Free Cash Flow per share for full year 2007 was $1.38 which increased 5.4% from $1.31 for 2006. In the fourth quarter Levered Free Cash Flow per share was $0.39 up 4.1% over $0.38 in the fourth quarter 2006. Pro Forma Levered Free Cash Flow per share, if all acquisitions were included for the entire fourth quarter 2007, would have been $0.43 per share for the quarter.

•	Recorded a non-cash impairment charge to goodwill and mastheads of $226.0 million reflecting the decline in the stock price.

Recent Developments

•	As Adjusted Revenues trends on a same-store basis show improvement in the first quarter 2008 compared to fourth quarter 2007 on a year over year basis.

•	Declared first quarter dividend of $0.20 per share, to be paid April 15, 2008 to stockholders of record on March 31, 2008.

•	Authorized stock repurchase program of up to $75.0 million worth of common stock.

•	Sold non-strategic properties for approximately $9.5 million and entered into agreements for the sale of an additional $13.0 million.

FAIRPORT, NY. March 14, 2008 - GateHouse Media, Inc. (the “Company” or “GateHouse Media”) (NYSE: GHS) today reported financial results for the full year and quarter ended December 31, 2007.

The Company reported full year 2007 total revenue of $588.9 million, an increase of 87.0% over full year 2006. As Adjusted Revenues were $611.6 million, an increase of 94.2% over full year 2006. The increase in revenues was driven by the Company’s acquisitions and implementation of its online strategy, partially offset by declines in print classified advertising revenues, in particular, help wanted, real estate and automotive. As Adjusted Revenues for the Company on a same-store basis significantly outperformed the industry, declining only 2.5% over the full year 2006. Circulation revenues on a same store basis increased 1.9% for the full year 2007 and 2.3% for the fourth quarter 2007.

Operating loss for the full year 2007 was $180.7 million. Excluding the goodwill and masthead impairment charge, operating income was $45.3 million, an increase of 38.8% over 2006. As Adjusted EBITDA was $141.0 million for the year ended December 31, 2007, down 0.6% on a same-store basis. Excluding corporate costs, however, which rose in 2007 as the Company set up infrastructure to support its long term growth strategy and being a public company, As Adjusted EBITDA was $155.8 million, an increase of 2.8% on a same-store basis over 2006.

For the fourth quarter ended December 31, 2007, the Company reported As Adjusted Revenues of $177.1 million, an increase of 81.0% over the full year 2006. On a same-store basis, As Adjusted Revenues for the Company in the quarter decreased 3.4%.over the fourth quarter 2006, continuing to outperform the industry.

Operating loss for the fourth quarter was $213.7 million. Excluding the goodwill and masthead impairment one-time charge, operating income was $12.3 million, an increase of 28.0% over the fourth quarter of 2006. As Adjusted EBITDA increased $1.9 million, or 4.4% on a same-store basis for the quarter. Excluding corporate costs, As Adjusted EBITDA was $48.2 million, which increased 5.7% on a same-store basis over the fourth quarter 2006.

As a dividend-paying company, GateHouse Media’s management utilizes As Adjusted Revenue and As Adjusted EBITDA to evaluate the Company’s performance, cash flows and liquidity because these metrics exclude non-cash items such as depreciation and amortization, non-cash compensation expense and one-time costs associated with integrating acquisitions and realizing synergy cost savings. GateHouse Media also uses As Adjusted EBITDA, excluding corporate costs, to assess the performance of its core local businesses.

Michael E. Reed, GateHouse Media’s Chief Executive Officer, commented, “We are pleased that we were able to deliver strong full year 2007 and fourth quarter results, in what is a weak economic environment. We continued to successfully execute on our business strategy, which resulted in record revenue and Levered Free Cash Flow. Our business model of operating in small markets, combined with our internal revenue initiatives and our cash flow improvement opportunities, position us to weather this current economic slowdown as shown in our fourth quarter results. Despite the challenging advertising marketplace in 2007, we were able to grow our Levered Free Cash Flow per share by 5.4% in 2007 over 2006 before realizing many of the synergies relating to our acquisitions, which we expect to achieve in 2008.”

“During the fourth quarter we were able to complete another very attractive acquisition with our purchase of certain small market rural Morris newspapers. We also made good progress towards the integration of our 2007 acquisitions and began the realization of synergies from those transactions. This has contributed to the strong same-store cash flow results we were able to report in the fourth quarter. Our As Adjusted EBITDA in the fourth quarter of $44.2 million, was up 4.4% on a same-store sales basis over fourth quarter 2006.”

The Company’s Board of Directors approved a first quarter dividend of $0.20 per share in addition to a $75.0 million stock repurchase program. The dividend is payable on April 15, 2008 to stockholders of record on March 31, 2008. The Company remains committed to returning cash flow to shareholders. However, given the current market environment we believe our internally generated cash is our best and cheapest source of capital. Retained cash flow will be available to make new accretive investments, buy back shares and maintain adequate liquidity.

“It is important that we continue to be as proactive as possible to position GateHouse to not only weather the current environment but also to be in a position to grow our free cash flow per share through this cycle. To that end, we have decided to set the current dividend at $0.20 for the first quarter,” noted Reed.

The Company announced that a fourth quarter 2007 non-cash impairment charge related to goodwill and mastheads of $226.0 million was recorded. This decreased the Company’s fourth quarter earnings per share by $3.42 and its annual earnings per share by $4.19. This charge resulted from impairment testing, in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, completed at year end triggered by the decline of the Company’s share price during the quarter. This impairment did not result from declining cash flows or a change in the Company’s outlook for cash flows but rather GAAP rules which require a reconciliation between book value and our current market capitalization. The Company’s current stock market price along with general economic conditions were key factors in determining the amount of the impairment charge.

Full Year 2007

As Adjusted Revenues for the year declined 2.5% on a same-store sales basis to $611.6 million. Local advertising revenues decreased 3.0% on a same-store sales basis. The primary driver of the revenue declines were print classifieds which were down 8.8% on a same-store sales basis. Help wanted, real estate and automotive all declined in 2007. Online advertising was particularly strong in 2007, up 48.2%. Circulation revenues were also strong in 2007, up 1.9%. Total advertising revenues in 2007 declined 3.9%. Commercial printing and other revenues were up almost 1.0% for the year.

As Adjusted EBITDA for the year was $141.0 million which was down slightly at $0.9 million or 0.6% on a same-store sales basis. Excluding corporate expenses, however, As Adjusted EBITDA was up $4.2 million or 2.8% on a same-store sales basis.

Non-cash compensation expense for Restricted Stock Grants (RSGs) was $4.7 million for the year. One-time costs incurred or accrued in 2007 were $15.4 million. These charges were primarily incurred in conjunction with the Company’s acquisitions in 2007 which totaled over $1.0 billion, in order to realize permanent expense savings from synergies, reduced staffing and plant and press mergers. In addition, there were costs incurred or accrued in conjunction with staff reductions taken in light of the current revenue environment. Charges included consulting fees, severance, benefits, equipment transportation costs and legal fees.

Levered Free Cash Flow for the year 2007 was $64.1 million, up 95.0% from $32.9 million in 2006.

Fourth Quarter 2007

As Adjusted Revenues for the quarter declined 3.4% on a same-store sales basis to $177.1 million. Local advertising revenues decreased 3.7% on a same-store sales basis. Classified revenues were the primary driver of the revenue declines with an 11.2% decline on a same-store sales basis. The classified advertising weakness was seen in the categories of help wanted, real estate and automotive and from a geographic standpoint most of the Company’s revenue weakness occurred in the locally soft Massachusetts market. Circulation revenues in the quarter increased by a strong 2.3% driven by price increases offset by very small volume declines. Commercial printing and other revenues decreased 5.3% in the quarter.

As Adjusted EBITDA for the quarter was $44.2 million which was up $1.9 million or 4.4% on a same-store sales basis. Excluding corporate expenses, As Adjusted EBITDA was $48.2 million which was up $2.6 million or 5.7% on a same-store sales basis.

Non-cash compensation expense for Restricted Stock Grants (RSGs) in the fourth quarter was $1.7 million. One-time costs incurred or accrued in the quarter were $7.7 million. These were charges related primarily to integration of the Company’s acquisitions in order to realize permanent expense reductions, and reduce future cap ex needs, as well as staff reductions taken in order to reduce cost basis in light of the current revenue environment. Charges included consulting fees, severance, benefits, equipment transportation costs and legal fees.

Levered Free Cash Flow for the quarter was $22.3 million compared with $12.8 million for the same quarter in 2006.

Dividend

The Company’s Board of Directors has declared a first quarter cash dividend of $0.20 per share on its common stock for the quarter ending March 31, 2008, payable on April 15, 2008 to stockholders of record on March 31, 2008.

Earnings Call

The Company has scheduled a conference call to discuss results on March 14, 2008 at 10:00 AM EDT. The conference call can be accessed by dialing (877) 340-7913 (from within the U.S.) or (719) 325-4888 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the “GateHouse Media Fourth Quarter Earnings Call.”

A webcast of the conference call will be available to the public on a listen-only basis at www.gatehousemedia.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM EDT on Thursday, March 21, 2008 by dialing (888) 203-1112 (from within the U.S.) or (719) 457-0820 (from outside of the U.S.) please reference access code “896-4785.” A copy of this earnings release and quarterly financial supplement will be posted on the Investors section of the GateHouse Media website.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. GateHouse Media defines and uses Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow, non-GAAP financial measures, as set forth below. The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) before interest, income tax expense (benefit), depreciation and amortization and other non-recurring or non-cash items. The Company defines As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation and non-recurring integration and reorganization costs. The Company defines As Adjusted Revenues as total revenues plus revenues of discontinued operations while adjusting for the purchase accounting impact on revenues of the SureWest acquisition. The Company defines Levered Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes and interest expense.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measurements of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. GateHouse Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•

Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow provide GateHouse Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure GateHouse Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, GateHouse Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months ended December 31, 2007	Three months ended December 31, 2006	Twelve months ended December 31, 2007	Twelve months ended December 31, 2006
Revenues:
Advertising	$127,055	$75,272	$435,769	$238,721
Circulation	35,539	16,446	119,649	52,656
Commercial printing and other	9,609	6,136	33,510	23,553

Total revenues	172,203	97,854	588,928	314,930
Operating costs and expenses:
Operating costs	92,771	49,829	316,148	160,877
Selling, general, and administrative	45,441	29,184	159,198	91,272
Depreciation and amortization	17,104	7,844	57,750	24,051
Integration and reorganization costs	2,133	1,269	7,490	4,486
Impairment of long-lived assets	984	20	1,553	917
Loss on sale of assets	1,461	89	1,495	700
Goodwill and mastheads impairment	225,993	—	225,993	—

Operating income (loss)	(213,684)	9,619	(180,699)	32,627
Interest expense	21,825	10,366	76,726	35,994
Amortization of deferred financing costs	387	203	2,101	544
Loss on early extinguishment of debt	—	1,384	2,240	2,086
Unrealized (gain) loss on derivative instrument	405	214	2,378	(1,150)
Other expenses	232	—	16	—

Loss from continuing operations before income taxes	(236,533)	(2,548)	(264,160)	(4,847)
Income tax benefit	(21,809)	(10,301)	(31,192)	(3,273)

Income (loss) from continuing operations	(214,724)	7,753	(232,968)	(1,574)
Income from discontinued operations, net of income taxes	97 (a)	—	1,544 (a)	—

Net income (loss)	$(214,627)	$7,753	$(231,424)	$(1,574)

Earnings (loss) per share:
Basic and diluted:
Income (loss) from continuing operations	$(3.78)	$0.23	$(5.02)	$(0.06)
Income from discontinued operations, net of taxes	—	—	0.03	—

Net income (loss)	$(3.78)	$0.23	$(4.99)	$(0.06)

Dividends declared per share	$0.40	$0.32	$1.57	$0.64

Basic weighted average shares outstanding	56,820,586	33,597,000	46,403,965	25,087,535

Diluted weighted average shares outstanding	56,820,586	33,978,750	46,403,965	25,087,535

(a)	Included in income from discontinued operations, net of taxes are total revenues of $848 and $8,383 for the three and twelve months ended December 31, 2007 respectively from Yankton, SD, Winter Haven, FL and Huntington, WV operations.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$12,096	$90,302
Accounts receivable, net of allowance for doubtful accounts of $3,874 and $2,332 at December 31, 2007 and December 31, 2006, respectively	85,474	42,990
Inventory	9,046	4,664
Prepaid expenses	4,514	3,372
Deferred income taxes	3,890	2,896
Other current assets	4,208	380
Assets held for sale	1,540	—

Total current assets	120,768	144,604
Property, plant, and equipment, net of accumulated depreciation of $30,597 and $11,224 at December 31, 2007 and December 31, 2006, respectively	210,209	98,371
Goodwill	701,852	480,430
Intangible assets, net of accumulated amortization of $58,111 and $20,246 at December 31, 2007 and December 31, 2006, respectively	808,794	391,096
Deferred financing costs, net	8,416	5,297
Derivative instruments	—	7,972
Other assets	1,692	1,404
Long-term assets held for sale	23,264	2,323

Total assets	$1,874,995	$1,131,497

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term liabilities	$1,047	$487
Short-term note payable	10,000	—
Accounts payable	13,190	5,655
Accrued expenses	40,672	18,167
Accrued interest	9,947	2,358
Deferred revenue	29,840	14,554
Dividend payable	23,126	9,394
Liabilities held for sale	623	—

Total current liabilities	128,445	50,615
Long-term liabilities:
Long-term debt	1,206,000	558,000
Long-term liabilities, less current portion	4,455	1,324
Deferred income taxes	25,327	34,709
Derivative instruments	44,101	—
Pension and other postretirement benefit obligations	12,679	13,765

Total liabilities	1,421,007	658,413

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized at December 31, 2007; none issued and outstanding at December 31, 2007 and December 31, 2006	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized at December 31, 2007; 57,947,073 and 39,147,263 shares issued, and 57,891,295 and 39,141,263 outstanding at December 31, 2007 and December 31, 2006, respectively	568	381
Additional paid-in capital	822,025	486,011
Accumulated other comprehensive loss	(49,962)	(2,644)
Accumulated deficit	(318,407)	(10,604)
Treasury stock, at cost, 55,778 and 6,000 shares at December 31, 2007 and December 31, 2006, respectively	(236)	(60)

Total stockholders’ equity	453,988	473,084

Total liabilities and stockholders’ equity	$1,874,995	$1,131,497

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31, 2007	Year ended December 31, 2006
Cash flows from operating activities:
Net loss	$(231,424)	$(1,574)
Income from discontinued operations, net of income taxes	1,544	—

Net loss from continuing operations	(232,968)	(1,574)
Adjustments to reconcile net loss to net cash provided by continuing operating activities:
Depreciation and amortization	57,750	24,051
Amortization of deferred financing costs	2,101	544
Unrealized loss (gain) on derivative instrument	2,378	(1,150)
Non-cash compensation expense	4,687	1,846
Deferred income taxes	(32,657)	(3,448)
Loss on sale of assets	1,495	700
Loss on early extinguishment of debt	2,240	2,086
Pension and other postretirement benefit obligations	800	748
Impairment of long-lived assets	1,553	917
Goodwill and mastheads impairment	225,993	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	4,207	(1,701)
Inventory	1,712	(23)
Prepaid expenses	1,060	610
Other assets	(2,685)	161
Accounts payable	5,081	1,614
Accrued expenses and other current liabilities	13,801	(829)
Accrued interest	7,589	1,025
Deferred revenue	(219)	(668)
Long-term liabilities	(195)	308

Net cash provided by operating activities	63,723	25,217

Cash flows from investing activities:
Purchases of property, plant, and equipment	(8,592)	(8,396)
Proceeds from sale of publications and other assets	79,658	4,494
Acquisition of CP Media, net of cash acquired	—	(231,735)
Acquisition of Enterprise NewsMedia, LLC, net of cash acquired	(154)	(181,393)
Acquisition of The Copley Press, Inc. Newspapers, net of cash acquired	(385,756)	—
Acquisition of Gannett Co., Inc. Newspapers, net of cash acquired	(418,576)	—
Other acquisitions, net of cash acquired	(317,738)	(11,808)

Net cash used in investing activities	(1,051,158)	(428,838)

Cash flows from financing activities:
Payment of debt issuance costs	(7,460)	(7,166)
Borrowings under term loans	1,534,757	570,000
Repayments of term loans	(897,757)	(12,000)
Net borrowings under revolving credit facility	11,000	(8,500)
Extinguishment of credit facility, net of fees	—	(304,426)
Payment of offering costs	(1,374)	(3,701)
Issuance of common stock, net of underwriter’s discount	332,939	265,914
Purchase of treasury stock	(176)	(60)
Payment of dividends	(62,700)	(9,201)

Net cash provided by financing activities	909,229	490,860

Net increase (decrease) in cash and cash equivalents	(78,206)	87,239
Cash and cash equivalents at beginning of period	90,302	3,063

Cash and cash equivalents at end of period	$12,096	$90,302

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands)

	Three months ended December 31, 2007		Three months ended December 31, 2006	Twelve months ended December 31, 2007		Twelve months ended December 31, 2006
Income (loss) from continuing operations	$(214,724)		$7,753	$(232,968)		$(1,574)
Income tax benefit	(21,809)		(10,301)	(31,192)		(3,273)
Unrealized (gain) loss on derivative instrument (1)	405		214	2,378		(1,150)
Loss on early extinguishment of debt (2)	—		1,384	2,240		2,086
Amortization of deferred financing costs	387		203	2,101		544
Interest expense	21,825		10,366	76,726		35,994
Impairment of long-lived assets	984		20	1,553		917
Depreciation and amortization	17,104		7,844	57,750		24,051
Goodwill and masthead impairment	225,993		—	225,993		—

Adjusted EBITDA from continuing operations	30,165		17,483	104,581		57,595
Non-cash compensation and other expense	7,268		3,229	14,007		5,175
Non-cash portion of postretirement benefits expense	131		416	799		748
Integration and reorganization costs	2,133		1,269	7,490		4,486
Loss on sale of assets	1,461		89	1,495		700
Impact of SureWest Directories purchase accounting	2,941		—	10,189		—
Income from discontinued operations	87		—	2,393		—

As Adjusted EBITDA	44,186		22,486	140,954		68,704
Net capital expenditures	(46	) (3)	(377)	(5,414	) (3)	(3,902)
Interest expense	(21,825	) (4)	(9,289)	(71,456	) (4)	(31,939)

Levered Free Cash Flow	22,315		$12,820	$64,084		$32,863

Pro forma EBITDA adjustment	2,370	(5)
Pro forma net capital expenditures	(250	) (5)
Pro forma interest expense	(133	) (5)

Pro forma Levered Free Cash Flow	$24,302

(1)	Non-cash (gain) loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.
(2)	Non-cash write-off of deferred financing costs are similar to interest expense and amortization of financing fees and are excluded from Adjusted EBITDA.
(3)	Net capital expenditures include proceeds from the sale of other assets of $2.6 million and $3.2 million during the three months and twelve months ended December 31, 2007 respectively.
(4)	Interest expense excludes interest expense on the Bridge Facility for the twelve months ended December 31, 2007 of $5.2 million and interest expense on the revolving credit facility of $0.1 million for the twelve months ended December 31, 2007. The bridge loan was paid off completely and the outstanding balance of the revolving credit facility was repaid with proceeds from our follow-on public offering.
(5)	Pro forma for all acquisitions for the entire quarter.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted Revenues

(In thousands)

	Three months ended December 31, 2007	Three months ended December 31, 2006	Twelve months ended December 31, 2007	Twelve months ended December 31, 2006
Total revenues from continuing operations	$172,202	$97,854	$588,928	$314,930
Revenues from discontinued operations	848	—	8,383	—

Total income statement revenues	173,050	97,854	597,311	314,930
Impact of SureWest Directories purchase accounting	4,021	—	14,331	—

As Adjusted Revenues	$177,071	$97,854	$611,642	$314,930

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 98 daily publications. GateHouse Media currently serves local audiences of more than 10 million per week across 22 states through hundreds of community publications and local websites. GateHouse Media is traded on the New York Stock Exchange under the symbol “GHS.”

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Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks and uncertainties, including without limitation, statements relating to progress made by the Company in its integration efforts, growth in revenues and cash flow, on-line revenues and potential acquisition opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue” or other similar words or expressions. Forward looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the Company’s ability to close on a timely basis upon announced or contemplated transactions, unexpected liabilities arising from any transaction or that the Company will not receive the expected benefits from the transaction, the Company’s limited operating history on a combined basis, the Company’s ability to generate sufficient cash flow to cover required interest, long-term obligations and dividends, the effect of the Company’s indebtedness and long-term obligations on its liquidity, the Company’s ability to effectively manage its growth, unforeseen costs associated with the acquisition of new properties, the Company’s ability to find suitably priced acquisitions, the Company’s ability to integrate acquired assets and businesses, any increases in the price or reduction in the availability of newsprint, seasonal and other fluctuations affecting the Company’s revenues and operating results, any declines in circulation, the Company’s ability to obtain additional capital on terms acceptable to it, the Company’s vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, increases in competition for skilled personnel, departure of key officers, increases in market interest rates, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its most recent Annual Report on Form 10-K filed with the SEC under Commission File Number 001-33091. When considering forward- looking statements, readers should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are also cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this press release and/or the associated earnings conference call. The factors discussed above and the other factors noted in the Company’s SEC filings could cause actual results to differ significantly from those contained in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements and expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.